Exhibit 99.1

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421 tel: 781 541 7125 fax: 781 274 8228 www.syntapharma.com

Synta Pharmaceuticals Names Vojo Vukovic, M.D., Ph.D. Senior Vice President

and Chief Medical Officer

Brings 17 years oncology drug development experience

in over 100 clinical trials in multiple tumor indications to role of CMO

LEXINGTON, MA — June 19, 2009 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA), a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to treat severe medical conditions, today announced that Vojo Vukovic, M.D., Ph.D. has been appointed Senior Vice President and Chief Medical Officer, Synta Pharmaceuticals.  Prior to his appointment, Dr. Vukovic was Vice President, Clinical Research at Synta, a position he has held since January, 2009.  Eric Jacobson, M.D., recently announced his resignation as Senior Vice President and Chief Medical Officer, and will be leaving Synta after a brief transition period.

“Vojo’s experience in all stages of clinical development in a wide range of cancer indications will be invaluable to Synta as we advance STA-9090 in the clinic and as we complete our analyses for elesclomol,” said Safi Bahcall, Ph.D., President and Chief Executive Officer, Synta.  “In addition to his clinical experience, Vojo’s research background in tumor biology will be an important advantage in advancing the translational science aspects of each of our programs.  Vojo has demonstrated strong leadership working on our Hsp90 program to date, and I expect a smooth transition in his new role.”

In addition to the on-going trials of STA-9090, Synta will be initiating a second, once-weekly dosing Phase 2 trial in hematologic cancers in the second half of the year, and expects to initiate several new Phase 2 clinical trials in solid tumors in 2009 and early 2010.  More details regarding these trials will be announced later this year.  Trials of elesclomol are currently on hold pending the completion of analyses of the results of the Phase 3 SYMMETRY trial in metastatic melanoma.

Dr. Bahcall thanked Dr. Jacobson for his contributions to Synta over the past four years.  “Eric has been a strong leader for our clinical team who has earned the respect and admiration of all of us at Synta as well as the many clinicians with whom he has worked on a variety of clinical trials in oncology and inflammatory disease.  He will be missed by all of us at Synta and we wish him well in his future endeavors.”

Dr. Vukovic joined Synta as Vice President, Clinical Research with 17 years experience in oncology drug development.  Prior to Synta, he was Global Medical Lead for Sutent® and axitinib in a number of cancer indications at Pfizer.  Prior to Pfizer, he served in key medical and regulatory roles at Aventis Pasteur, Ortho Biotech, ILEX Oncology, and BioNumerik Pharmaceuticals.  Over the course of his career, Dr. Vukovic has been responsible for over 100 Phase 1 to Phase 4 clinical studies in cancer indications including melanoma, tumors of the lung, pancreas, breast, colorectal, ovarian, brain, as well as NHL and certain leukemias.  Prior to his industry career, Dr. Vukovic was a post-doctoral fellow at the Ontario Cancer Institute, Toronto in Ontario and Institute for Cell Biology in Essen, Germany where he conducted basic and translational research in solid tumor microenvironments and oxidative stress.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases.  Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures.  All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities.  For more information, please visit www.syntapharma.com.

Safe Harbor Statement

This media release may contain forward-looking statements about Synta Pharmaceuticals Corp. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “would”, “should”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “may”, “estimates”, “predicts”, “projects”, or similar expressions intended to identify forward-looking statements.  Such statements, including statements relating to the timing, developments and progress of our clinical and preclinical programs, reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission.  Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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Contacts:

Synta Pharmaceuticals Corp.
Rob Kloppenburg
(781) 541-7125